Hudson United Bancorp
1000 MacArthur Blvd.
Mahwah, NJ 07430
(NYSE:HU)

AT THE COMPANY:
Kenneth T. Neilson Chairman, President & CEO (201) 226-2631	William A. Houlihan Executive Vice President & CFO (201) 236-2803

FOR IMMEDIATE RELEASE

Hudson United Bancorp Reports a 20% Increase in Operating EPS for the First Quarter of 2002
Compared to the Same Quarter in the Prior Year;
Nonperforming Loans Decrease by 62% From 12/31/01;
Allowance as a % of Nonperforming Loans Increases to 422%

Financial Summary

     Mahwah, New Jersey, April 15, 2002 —Hudson United Bancorp (“the Company”) (NYSE:HU) today reported operating earnings of $25.1 million, or $0.55 per diluted share, for the quarter ended March 31, 2002. This represents a 20% increase in diluted EPS compared to $0.46 per diluted share reported in the first quarter of 2001. Fully diluted earnings per share also improved compared to the fourth quarter of 2001.

     Net income for the first quarter of 2002 was $42.3 million, or $0.93 per diluted share. Net income includes revenue and merger resolution expenses related to the Dime Bancorp, Inc. (“Dime ) merger termination payment, and the total provision for possible loan and lease losses.

     First quarter 2002 operating earnings exclude the $77 million cash payment received from Dime on January 7, 2002, representing the final termination payment relating to the uncompleted merger of the Company and Dime. Operating earnings, for the first quarter of 2002, also exclude $21.5 million of expenses resulting from the merger resolution and an additional $21.3 million provision for possible loan and lease losses relating to the accelerated disposition of certain nonperforming commercial and industrial loans. Most of these loans are not secured by real estate collateral, and most of these loans arose from acquisitions by the Company in prior years.

     The Company’s operating return on average equity was 25.73% and return on average assets was 1.47% for the first quarter of 2002. Both ratios improved compared to the first quarter of 2001 and the fourth quarter of 2001. The net interest margin was 4.73%, noninterest income as a percent of net revenue was 26%, and the efficiency ratio was 52.5%, based on the Company’s operating earnings for the first quarter 2002.

     “We are pleased to begin 2002 with strong quarterly earnings,” said Kenneth T. Neilson, Chairman, President & CEO. “We also continued to execute our strategies to improve asset quality, liquidity and the mix of the assets and the liabilities on our balance sheet.”

Implementation of FASB 142 Regarding Accounting for Intangible Assets

     The Company implemented FASB 142 in the first quarter of 2002. Total intangible assets at March 31, 2002 were $85.2 million, consisting of $59.8 million of goodwill and $25.4 million of core deposit intangibles. Goodwill is not being amortized and is not impaired from a financial reporting standpoint. The Company will continue to monitor its goodwill for potential future impairment. Core deposit intangibles, with original amortization periods of ten years, are being amortized and the related amortization expense for the first quarter of 2002 was $1.0 million.

Results of Operations (On an Operating Basis, Unless Otherwise Indicated)

     Total net revenue for the first quarter of 2002 was $97.2 million, consisting of net interest income of $71.6 million and noninterest income of $25.6 million. Net revenue increased by 5.4% compared to the first quarter of 2001.

     Net interest income for the first quarter of 2002 was $71.6 million and the net interest margin was 4.73%. Net interest income was $70.4 million with a net interest margin of 4.76% for the comparable first quarter of 2001. Net interest income increased by 1.6% compared to the first quarter of 2001. The increase in net interest income resulted from a higher level of average interest earning assets, a higher level of average deposits and a more favorable loan mix. Partially offsetting the favorable factors was a restructuring of the investment securities portfolio to emphasize assets with shorter average lives and durations and resultant lower current yields.

     The provision for possible loan and lease losses relating to the portfolio loans was $7.5 million for the first quarter ended March 31, 2002 and $6.0 million for the first quarter ended March 31, 2001. Net charge offs for the first quarter of 2002 were $26.5 million, or 92% of the total provision for possible loan and leases losses.

     Noninterest income was $25.6 million for the first quarter of 2002. This represented an increase of 17.9% compared to $21.7 million of noninterest income in the first quarter of 2001. The increase was due primarily to higher credit card fees, as a result of growth in the Company’s private label credit card business, increased commercial service fees, and the Company’s investment in bank owned life insurance in June of 2001. Noninterest income was 26% of total revenue for the 2002 first quarter compared to 23% for the 2001 first quarter. Total noninterest income was $102.6 million for the first quarter of 2002, which included the $77.0 million Dime merger termination payment.

     Noninterest expense was $52.7 million for the first quarter of 2002 compared to $54.6 million for the first quarter of 2001. The expense decrease was due to $2.9 million lower quarterly amortization expense on intangibles resulting from the Company’s adoption of FASB 142, partially offset by the costs of business development initiatives and expanded infrastructure to support the Company’s business lines. Noninterest expense also declined from the fourth quarter of 2001, even after adjusting for the lower amortization expense on intangibles, as expense management efforts were intensified. The efficiency ratio was 52.5% for the first quarter of 2002 and 54.5% for first quarter of 2001. The favorable variance was due to higher net revenue in 2002 when compared to the same period in 2001. Total noninterest expense, including expenses resulting from the merger resolution, was $74.3 million for the first quarter of 2002.

     When comparing the first quarter of 2002 to the same period in 2001, income before taxes increased by $5.4 million, or 17%, and net income increased by $3.0 million, or 14%. The Company’s effective tax rate for the first quarter of 2002 used for operating earnings was 32% compared to 30% in the first quarter of 2001. The lower effective tax rate in 2001 was primarily the result of the utilization of tax losses generated by sales of securities resulting from the Company’s balance sheet restructuring in 2000.

     The Company’s expenses in the first quarter of 2002 resulting from the merger resolution were $21.5 million, including $8.5 million for employee compensation and advisory fees, $9.2 million related to operations and systems and $3.8 million of facility, equipment and other related expenses.

Nonperforming Loans and Asset Quality

     Nonperforming loans totaled $16.9 million at March 31, 2002. This was a decrease of $27.6 million, or 62%, compared to $44.5 million of nonperforming loans at December 31, 2001 and a decrease of $36.1 million, or 68%, compared to $53.0 million of nonperforming loans at March 31, 2001. Nonperforming loans were 0.4% of total loans and leases at March 31, 2002 compared to 1.0% at December 31, 2001 and 1.1% at March 31, 2001. The decline in nonperforming loans was primarily due to sales of nonperforming loans designated as held for sale at December 31, 2001, and charge offs to facilitate the accelerated disposition of other nonperforming loans.

     Nonperforming assets were $18.5 million at March 31, 2002, down from $47.9 million at December 31, 2001 and $61.1 million at March 31, 2001. Nonperforming assets as a percent of loans, leases and OREO at March 31, 2002, December 31, 2001 and March 31, 2001 were 0.4%, 1.1% and 1.3%, respectively.

     The allowance for possible loan and lease losses totaled $71.3 million at March 31, 2002, compared to $70.0 million at December 31, 2001. It represented 422% of nonperforming loans compared to 158% of nonperforming loans at December 31, 2001. The allowance for possible loan and lease losses as a percentage of total loans and leases was 1.63% at March 31, 2002 and 1.58% at December 31, 2001.

Other Balance Sheet Data

     Loan and lease categories consisting of commercial and financial; commercial real estate; consumer; and credit card loans totaled $3.9 billion at March 31, 2002, compared to $3.9 billion at December 31, 2001. These four categories represented 89% of loans and leases at March 31, 2002, an increase from 88% of loans and leases at December 31, 2001 and from 78% of loans and leases at March 31, 2001. The loan to deposit ratio at March 31, 2002 was 74%.

     Investment securities designated as trading assets of $576 million at December 31, 2001 were sold in January 2002. The proceeds from the sales were invested in securities with shorter average lives and durations and resultant lower current yields than the securities that were sold. The Company had no trading assets as of March 31, 2002.

     Deposits other than time deposits were $4.0 billion at March 31, 2002 compared to $3.8 billion at December 31, 2001. Deposits other than time deposits represented 67% of total deposits at March 31, 2002 compared to 63% of total deposits at December 31, 2001. Total deposits were $5.9 billion at March 31, 2002 and $6.0 billion at December 31, 2001. Total assets were $6.8 billion at March 31, 2002, compared to $7.0 billion at December 31, 2001. Total stockholders’equity was $377 million and book value per common share was $8.34 at March 31, 2002. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.

Share Repurchases and Debt Retirement

     The Company repurchased a total of 967,388 shares in the first quarter of 2002, at an average price of $29.73. The total cash allocated for these repurchases was $28.8 million. Total shares outstanding at March 31, 2002 were 45.2 million shares, compared to 45.8 million shares at December 31, 2001.

     The Company redeemed, in the first quarter of 2002, $23 million of holding company 8.75% subordinated debt due in 2006. This redemption reduced holding company subordinated debt by 18.7%. Total outstanding holding company subordinated debt was $100 million at March 31, 2002.

     Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has over 200 offices in New Jersey, New York, Connecticut and Pennsylvania.

     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “consider”, “may”, “will”, or similar statements or variations of such terms. Such forward- looking statements involve certain risks and uncertainties. These include, but are not limited to, changes in interest rates, changes in economic conditions especially as they have been affected by recent developments, deposit and loan volume trends, continued levels of loan quality, trends in loan loss provisions, changes in relationships with customers, failure to realize expected cost savings or revenue enhancements from changes in business models and acquisitions, and the effects of legal and regulatory provisions applicable to the Company and its competitors. Actual results may differ materially from the results discussed in these forward-looking statements. The Company assumes no obligation for updating any such forward-looking statements at any time. Information on potential factors that could cause the Company’s financial results to differ from the forward-looking statements also is included from time to time in the Company’s public reports filed with the SEC, including in our Form 10-K for the year ending December 31, 2001.

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HUDSON UNITED BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

	Three Months Ended March 31,
(in thousands, except share data)	2002	2001

INTEREST AND FEE INCOME:
Loans and leases	$ 76,834	$105,158
Investment securities	24,454	17,596
Other	5,005	191

TOTAL INTEREST AND FEE INCOME	$ 106,293	$122,945

INTEREST EXPENSE:
Deposits	$ 28,032	$ 43,440
Borrowings	1,746	3,855
Subordinated and other debt	4,953	5,222

TOTAL INTEREST EXPENSE	$ 34,731	$ 52,517

NET INTEREST INCOME	$ 71,562	$ 70,428
PROVISION FOR POSSIBLE LOAN AND LEASE LOSSES,
PORTFOLIO LOANS	7,500	6,000
PROVISION FOR POSSIBLE LOAN AND LEASE LOSSES,
ACCELERATED DISPOSITION	21,333	--

TOTAL PROVISION FOR POSSIBLE LOAN AND LEASE LOSSES	28,833	6,000

NET INTEREST INCOME AFTER PROVISION FOR
POSSIBLE LOAN AND LEASE LOSSES	$ 42,729	$ 64,428

NONINTEREST INCOME:
Retail service fees	$ 9,538	$ 8,922
Credit card fee income	5,194	4,208
Trust income	784	950
Securities gains	275	136
Loss on assets held for sale	(138)	--
Dime merger termination payment	77,000	--
Other	9,930	7,488

TOTAL NONINTEREST INCOME	$ 102,583	$ 21,704

NONINTEREST EXPENSE:
Salaries and benefits	$ 22,411	$ 21,894
Occupancy expense	6,511	7,878
Equipment expense	4,627	4,669
Deposit and other insurance	567	565
Outside services	12,305	10,457
Amortization of intangibles	952	3,822
OREO Expense	521	86
Effect of merger resolution	21,490	--
Other	4,890	5,272

TOTAL NONINTEREST EXPENSE	$ 74,274	$ 54,643

INCOME BEFORE INCOME TAXES	$ 71,038	$ 31,489
PROVISION FOR INCOME TAXES	28,757	9,446

NET INCOME	$ 42,281	$ 22,043

NET INCOME PER COMMON SHARE:
Basic	$ 0.93	$ 0.46
Diluted	$ 0.93	$ 0.46
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	45,235	47,787
Diluted	45,542	48,108

HUDSON UNITED BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

	Three Months Ended March 31,
(in thousands, except share data)	2002	2001

ASSETS
Cash and due from banks	$ 181,291	$ 231,641
Federal funds sold and other	245	557

TOTAL CASH AND CASH EQUIVALENTS	$ 181,536	$ 232,198
Investment securities available for sale, at market value	$ 1,873,833	$ 1,302,397
Trading Assets, at market value	--	576,308
Assets held for sale (loans and other real estated owned)	816	16,185
Loans and leases:
Commercial and financial	$ 1,776,821	$ 1,834,906
Commercial real estate mortgages	868,798	826,151
Consumer	955,861	947,195
Credit card	287,057	299,295

Sub-total	$ 3,888,537	$ 3,907,547
Residential mortgages	486,566	537,055

TOTAL LOANS AND LEASES	$ 4,375,103	$ 4,444,602
Less: Allowance for possible loan and lease losses	(71,330)	(70,046)

NET LOANS AND LEASES	$ 4,303,773	$ 4,374,556
Premises and equipment, net	108,940	115,273
Other real estate owned	1,635	3,381
Intangibles, net of amortization	85,205	86,157
Other assets	269,480	293,080

TOTAL ASSETS	$ 6,825,218	$ 6,999,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$ 1,139,758	$ 1,215,367
NOW, money market, and savings	2,848,490	2,551,937
Time deposits	1,950,068	2,216,241

TOTAL DEPOSITS	$ 5,938,316	$ 5,983,545
Borrowings	235,396	311,966
Other liabilities	49,270	71,820

Subordinated debt	100,000	123,000
Company-obligated mandatorily redeemable preferred capital securities of three subsidiary trusts holding solely junior subordinated debentures of the Company	125,300	125,300

TOTAL LIABILITIES	$ 6,448,282	$ 6,615,631
Stockholders’ Equity:
Common stock, no par value	$ 92,796	$ 92,796
Additional paid-in capital	314,976	320,309
Retained earnings	135,136	104,570
Treasury stock, at cost	(165,326)	(146,560)
Restricted Stock	(2,953)	(3,795)
Accumulated other comprehensive income	2,307	16,584

TOTAL STOCKHOLDERS’ EQUITY	$ 376,936	$ 383,904

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 6,825,218	$ 6,999,535